FORM OF ARTICLES OF AMENDMENT AND RESTATEMENT
                             OF INTEGRAL SYSTEMS, INC.

Integral Systems, Inc., a Maryland Corporation (herein after called the "Corporation") hereby certifies to the State Department of Assessments and Taxation of Maryland that:

  1. The Corporation desires to amend and restate its Charter as currently in effect. Therefore, the Charter of the Corporation is hereby amended and restated by striking out in its entirety the existing Charter and substituting in lieu thereof the following:

     FIRST: The name of the corporation is INTEGRAL SYSTEMS, INC. (hereinafter the "Corporation").

     SECOND:  The purposes for which the Corporation is formed are:

To carry on an engineering services and consulting business and to engage in any transaction deemed necessary, convenient or incidental to the foregoing purpose.

In aid of, or in connection with, the foregoing, or in the use, management, improvement, or disposition of its property, the Corporation shall have the power:

     (a) To do all things lawful, necessary or incidental to the accomplishment of the purposes set forth above; to exercise all lawful powers possessed by Maryland corporations of similar character; to enter into partnerships or joint ventures; and to engage in any business in which a corporation organized under the laws of Maryland may engage, except any business that is required to be specifically set forth in the Articles of Incorporation.

     (b) The objects, powers and purposes specified in any clause or paragraph hereinbefore contained shall be construed as objects and powers in furtherance and not in limitation of the general powers conferred upon corporations by the laws of the State of Maryland; and it is hereby expressly provided that the foregoing enumeration of specific powers shall in no way limit or restrict any other power, object or purpose of the Corporation or in any manner affect any general powers or authority of the Corporation.

     THIRD: The post office address of the principal office of the Corporation in Maryland is 5000 Philadelphia Way, Suite A, Lanham, Prince George's County, Maryland 20706. The name and post office address of the resident agent of the Corporation in Maryland is Thomas
L. Gough at the same address.

     FOURTH: The total number of shares of stock which the Corporation has authority to issue is Eleven Million (11,000,000) shares, consisting of Ten Million (10,000,000) shares of common stock, $0.01 par value per share, and One Million (1,000,000) shares of series preferred stock, par value $0.01 per share. The aggregate par value of all authorized shares having a par value is One Hundred Ten Thousand Dollars ($110,000.00).

The Board of Directors shall have the power from time to time to classify or reclassify, in one or more series, any unissued shares of series preferred stock by setting or changing the number of shares constituting such series and the designation, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such shares and, in such event, the Corporation shall file for record with the State Department of Assessments and Taxation of Maryland articles supplementary in substance and form as prescribed by the Maryland General Corporation Law ("MGCL").

     FIFTH:  BOARD OF DIRECTORS

          Section 1.  Number of Directors.

The Corporation shall have six (6) directors, which number may be increased or decreased pursuant to the Bylaws, but the number of directors shall not be less than the lesser of three (3) or the number of stockholders, and such number of directors so fixed in such Bylaws may be changed only by receiving the affirmative vote of (i) the holders of at least 67% of all the shares of the corporation then entitled to vote on such change, or (ii) a majority of the directors in office at the time of vote. When the number of directors is changed, any increase or decrease in the number of directorships shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. The directors shall be divided into three classes (denominated as Class I, Class II and Class III), as nearly equal in number as reasonably possible, with the term of office of the Class I directors to expire at the 1999 annual meeting of stockholders, the term of office of the Class II directors to expire at the 2000 annual meeting of stockholders and the term of office of the Class III directors to expire at the 2001 annual meeting of stockholders. At each annual meeting of stockholders following such initial classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, provided that the stockholders electing new or replacement directors may from time to time specify a term of less than three years in order to maintain the number of directors in each class as nearly equal as possible.

          Section 2.  Initial Directors.

The following individuals shall serve as the initial directors, in the classes specified below.

Class I directors - Dominic A. Laiti, Robert P. Sadler
Class II directors - Thomas L. Gough, R. Doss McComas
Class III directors - Steven R. Chamberlain, Bonnie L. Wachtel

          Section 3.  Removal of Directors.

Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and then only by the affirmative vote of the holders of at least 67% of the aggregate combined voting power of all classes of capital stock entitled to vote in the election of directors, voting as one class, and only at a special meeting of stockholders called for such purpose. For purposes of this Section, "cause" shall mean the willful and continuous failure of a director to perform duties to the Corporation (other than any such failure resulting from temporary incapacity due to physical or mental illness) or gross misconduct materially and demonstrably injurious to the Corporation.

     SIXTH: Provisions for regulation of the internal affairs of the Corporation are: None.

     SEVENTH:  The Corporation shall exist perpetually.

     EIGHTH: No holder of any shares of stock of the Corporation, and no holder of any other security issued by Corporation, whether now or hereafter authorized, shall have any pre-emptive rights.

     NINTH: The Corporation shall indemnify as determined by the Board of Directors any person who is serving or has served as a director or officer or employee or agent of this Corporation to the extent permitted by Maryland Law, who has been made, or is threatened to be made, a party to an action, suit, or proceeding, whether civil, criminal, administrative, investigative, or otherwise (including an action, suit or proceeding by or in the right of the corporation), by reason of the fact that the person is or was a director or officer or employee or agent of the corporation, or a fiduciary within the meaning of the Employee Retirement Income Security Act of 1974 with respect to an employee benefit plan of the corporation, or serves or served at the request of the corporation as a director, or as an officer, or as a fiduciary of an employee benefit plan, of another corporation, partnership, joint venture, trust or other enterprise, or as an employee, or as an agent, except in relation to matters as to which such person is adjudged in such action, suit or proceedings or otherwise determined to be liable for negligence or misconduct in the performance of duty.

In addition, the Corporation as determined by the Board of Directors shall pay for or reimburse any expenses incurred by such persons who are parties to such proceedings, in advance of the final disposition of such proceedings, to the extent permitted by the Maryland Law.

     2: The amendment and restatement of the charter of the Corporation herein made was recommended and advised by the Board of Directors of the Corporation at a meeting held on May 8, 1998 and was approved by the stockholders of the Corporation at the Annual Meeting of Stockholders consent dated June 30, 1998.

     3: The provisions set forth in the above articles of amendment and restatement are all of the provisions of the Corporation's Charter currently in effect as hereby amended.

     4: The current address of the principal office of the Corporation is 5000 Philadelphia Way, Suite A, Lanham, Prince George's County, Maryland 20706 and the Corporation's current resident agent is Thomas L. Gough, whose address is 5000 Philadelphia Way, Suite A, Lanham, Prince George's County, Maryland 20706.

     5: The Corporation currently has Six (6) directors; the directors currently in office are Steven R. Chamberlain, Robert P. Sadler, Thomas
L. Gough, Bonnie K. Wachtel, Dominic A. Laiti and R. Doss McComas.

     6: The total number of shares of stock which the Corporation was authorized to issue before adoption of the foregoing amendment and restatement was one class of Ten Million (10,000,000) shares of common stock with par value of $0.01 per share. The aggregate par value of all shares of the Corporation's stock is One Hundred Thousand ($100,000.00). In accordance with this amendment and restatement, the Corporation has the authority to issue up to Eleven Million (11,000,000) shares, consisting of Ten Million (10,000,000) shares of common stock, $0.01 par value, per share, and One Million (1,000,000) shares of series preferred stock, par value $0.01 per share. The aggregate par value of all authorized shares having a par value after this amendment and restatement is One Hundred Ten Thousand Dollars ($110,000.00). The Board of Directors shall have the power to classify or reclassify any unissued shares of stock.

IN WITNESS WHEREOF, Integral Systems, Inc. has caused these Articles to be signed in its name and on its behalf by its President, Thomas L. Gough, and attested by its Secretary, Robert P. Sadler, on the 1st day of July, 1998.

THE UNDERSIGNED, President acknowledges these Articles of Amendment and Restatement to be the corporate act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the authorization and approval hereof are true in all material respects and that this statement is made under the penalties of perjury.

ATTEST:     INTEGRAL SYSTEMS, INC.


____________/s/_________________	By:_________/s/______________(SEAL)
Robert P. Sadler, Secretary          Thomas L. Gough,
                                     President